NATIONAL PENN BANCSHARES, INC.

                                                   July 21, 1998

Dear Shareholder:

     We are pleased to announce we have executed a definitive agreement for National Penn Bancshares to acquire Elverson National Bank. Elverson is a $300 million bank headquartered in Elverson, Pennsylvania, and operates nine offices in Chester, Berks, and Lancaster Counties.

     The terms of the Agreement call for the tax-free exchange of 1.175 shares of National Penn common stock for each share of Elverson common stock. Based on the $33.625 per share closing price of National Penn common stock on July 17, 1998, the value per share of Elverson National Bank is $39.51. This price equates to 30.10 times Elverson's estimated trailing twelve months earnings, and a multiple of 3.77 times Elverson's tangible book value as of June 30, 1998.

     The exchange ratio is subject to adjustment if the price of National Penn Bancshares common stock declines to less than $30.38 as calculated by the 20 day average of its stock price during a period ending 31 days prior to Elverson's shareholder meeting to approve the transaction. In that event, the ratio would adjust to a ratio of 1.2 shares for each Elverson share. Should a decline exceed 20%, Elverson would have the right to terminate the transaction if that decline also was 5% more than the decline in an index of stock prices of a group of comparable regional bank holding companies over the same time period, unless National Penn Bancshares chooses to increase the exchange ratio to 1.25 shares for each Elverson share. A decline in National Penn's stock price in excess of 25% would permit Elverson to terminate the transaction.

     As of June 30, 1998, Elverson had 2,597,995 million shares of Common Stock outstanding and options for approximately 44,424 additional shares.

     As we previously announced, a 5-for-4 split of National Penn Bancshares common stock is currently pending and will be completed on July 31. Upon its completion, the Agreement provides for proportionate adjustment of all the exchange ratio provisions so as to preserve the same economic terms as at present.

     Upon completion of the merger, Elverson will operate as a division of National Penn Bank. Elverson's present directors will be appointed to the divisional board of directors. Two members of the Elverson Board will be mutually selected to become directors of National Penn Bancshares and National Penn Bank. Elverson's president and CEO, Glenn E. Moyer, will become president of the


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Elverson National Bank Division and President of the Berks County and Montgomery
County regions of National Penn Bank. He will also be an Executive Vice President of National Penn Bank with additional corporate responsibilities.

     National Penn Bancshares will have assets of $2 billion following the acquisition which is subject to regulatory approval, as well as approval of shareholders of Elverson and National Penn. Elverson's directors, who beneficially own approximately 21% of the outstanding shares of Elverson common stock, have agreed to vote their shares for approval; likewise, National Penn's directors, who beneficially own approximately 10% of the outstanding shares of National Penn's common stock, have agreed to vote their shares for approval. We anticipate the transaction will close in either the fourth quarter of 1998 or the first quarter of 1999. The transaction will be accounted for as a pooling of interests and is expected to be accretive to National Penn earnings in the second year. As with any earnings estimate there are factors that could cause the actual results to differ materially, such as the factors discussed in National Penn's 8-K filing with the SEC.

     Effective immediately, we have rescinded our existing authorization to buy back National Penn stock which authorized the repurchase of up to 530,000 shares (or 662,500 shares when adjusted for the stock split). During 1998, National Penn repurchased approximately 233,267 shares under the authorization (or approximately 291,584 on a post-split basis).

     The addition of Elverson is highly complementary to National Penn's existing franchise and will provide an excellent opportunity to increase our market share in Chester County, southern Berks County and eastern Lancaster County. Elverson's longevity in Chester County and deep-seated commitment to customer's needs is a natural fit with National Penn Bank's philosophy. National Penn's existing Chester County retail delivery system (excluding Phoenixville), as well as its commercial lending office, will be combined with and marketed as Elverson National Bank, a division of National Penn Bank. We have been serving the Chester County market for over 10 years with a full-service loan office and several branch offices. Chester County continues to be a fast-growing, very appealing region and this acquisition will enable us to aggressively expand our market presence.

     According to Elverson's  President,  Glenn E. Moyer,  "the affiliation with
National Penn offers us an expanded opportunity to enhance our product offerings, services, and delivery channels to both current and prospective customers. Positioning Elverson as a division of National Penn Bank will provide our customers with the continued benefit of a community bank philosophy, which has made us an outstanding performer. The expanded services and products


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available  through this  affiliation will enable us to increase the expansion of our customer base in many respects. The increased level of total resources of the merged companies will enable the Elverson franchise to better service small and large business customers, as well as individual consumers by adding electronic banking services, trust services and commercial cash management products. We have gained an excellent reputation for our willingness to serve the local community with competitive products while contributing to enhancing the quality of life in the markets we service."

     We view this affiliation as an excellent strategic fit for your bank. Although the price we are paying is high, the resulting combination should bode well for our successful and profitable growth in Chester County.

     You will be asked to vote on this acquisition later this year. Prior to such vote, you will receive a proxy statement outlining in detail the entire transaction. At that time, we would ask that you give this proposal your utmost attention.



/s/ Lawrence T. Jilk, Jr.                             /s/ Wayne R. Weidner
LAWRENCE T. JILK, Jr.                                 WAYNE R. WEIDNER
Chairman                                              President